Exhibit 99.1

Erie Indemnity Company Appoints John Kearns & George Dufala Executive Vice Presidents

Erie, Pa., Aug. 25, 2010 — Erie Indemnity Company (NASDAQ: ERIE) today announced the appointments of two executive vice presidents to be effective Sept. 1.

The company appointed John F. Kearns to the newly created position of executive vice president, Sales & Marketing. Kearns will oversee the company’s Sales & Agency and the Strategic Marketing divisions. The company also appointed George “Chip” D. Dufala executive vice president, Services. In this role, also new to the company, Dufala will oversee the Claims and Corporate Services divisions.

“The addition of John and Chip to our executive team further positions us to grow our business while strengthening our capabilities in marketing, sales and service,” said Terrence W. Cavanaugh, president and chief executive officer. “Each has extensive experience in the insurance industry and a history of success with The ERIE.”

Kearns joined the company in 2007 as senior vice president and division officer, Commercial Lines Underwriting. He began his career in the insurance industry in 1976 at Sun Alliance in Dublin, Ireland. A native of Dublin, Kearns served as chief executive officer of St. Paul Ireland. Before coming to The ERIE, he was president of financial and professional services at St. Paul Travelers.

Dufala previously served as senior vice president of Erie Family Life Insurance Company, a member of the Erie Insurance Group of companies. He joined The ERIE in 1993 in field operations and has since held several leadership positions, including regional vice president and senior vice president of customer service operations. The company is conducting a search for a new senior vice president of Erie Family Life.

In addition to these appointments, the company announced that Eric Root is succeeding Kearns in leading ERIE’s commercial operations. Root has been with The ERIE since 1993. He most recently served as senior vice president and branch manager for field operations throughout northwestern Pennsylvania.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 13th largest automobile insurer in the United States based on direct premiums written and the 19thlargest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.1 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 484 on the FORTUNE 500.

Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Shopping Experience.” This recognition is based on the results of the 2010 Insurance Shopping Study, which evaluates the experience of customers purchasing a new auto insurance policy. Erie Insurance has also been recognized on the list of Ward’s 50 Group of top performing insurance companies. The Ward’s 50 award analyzes the financial performance of 3,000 property and casualty companies and nearly 800 life and health insurance companies and recognizes the top performers for achieving outstanding financial results in safety and consistency over a five-year period (2005-2009).

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

CONTACT:
Karen Kraus Phillips, Investor Relations
1-800-458-0811 ext. 4665 or 814/870-4665
karen.krausphillips@erieinsurance.com